Exhibit 99.1

Silvergate Purchases Blockchain Payment Network Assets from Diem
The acquisition will advance Silvergate’s technical capabilities and enhance its stablecoin infrastructure initiative
(LA JOLLA, CALIF.) January 31, 2022 – Silvergate Capital Corporation (“Silvergate”) (NYSE: SI) today announced that it has acquired intellectual property and other technology assets related to running a blockchain-based payment network from the Diem Group (“Diem”), further investing in its platform and enhancing its existing stablecoin infrastructure. Silvergate is uniquely positioned to leverage this technology to further solidify its position as a leader in the digital currency industry.
The assets acquired by Silvergate include development, deployment and operations infrastructure and tools for running a blockchain-based payment network designed to facilitate payments for commerce and cross-border remittances. The network, which has been operating in a pre-launch phase, was built by a world-class group of engineers over a two-year development cycle with architectural quality evidenced by its security, reliability and scalability. Included in the acquisition are proprietary software elements critical to running a regulatory-compliant stablecoin network.
Through its close partnership with Diem, Silvergate has gained deep familiarity with the network and developed strong appreciation for its potential to enable a Silvergate-issued stablecoin that will power the future of global payments.
“In the digital asset industry, money moves across the globe around the clock,” said Alan Lane, Chief Executive Officer of Silvergate. “Through conversations with our customers, we identified a need for a U.S. dollar-backed stablecoin that is regulated and highly scalable to further enable them to move money without barriers. As previously stated on our Q4 2021 earnings call, it remains our intention to satisfy that need by launching a stablecoin in 2022, enabled by the assets we acquired today and our existing technology.”
Silvergate Bank, a subsidiary of Silvergate, is a California chartered and Federal Reserve member bank with nearly a decade of experience building solutions for the digital currency industry. Its real-time payments platform, the Silvergate Exchange Network (“SEN”), enables its customers to move money between their accounts and the accounts of other Silvergate customers 24 hours a day, 7 days a week. By integrating the assets acquired today with the SEN, Silvergate is one step closer to launching a next-generation global payment system that is faster, easier to use and more cost-effective than existing solutions.
“We are grateful to Diem and the community of engineers and developers who created this technology and have advanced it to its current evolution,” continued Mr. Lane. “Silvergate is committed to continuing to foster the open-source community that supports the technology, and we believe that existing contributors will be excited about our vision going forward.”
“I’m tremendously proud of the efforts of our members, partners and teams who have worked tirelessly to develop the Diem Payment Network with robust controls to protect consumers and combat financial crime,” said Stuart Levey, Chief Executive Officer of Diem. “We have confidence in Silvergate’s ability to take Diem’s technology forward and transform the future of payments.”
Under the terms of the asset purchase agreement, Silvergate has issued 1,221,217 shares of class A common stock to Diem and paid $50 million in cash. Based on the closing price of SI on January 31, 2022, the aggregate value of the consideration was $182 million. As part of integrating the acquired assets into Silvergate’s existing technology, Silvergate expects to incur approximately $30 million of additional costs in 2022.

Goldman Sachs & Co. LLC served as financial advisor to Silvergate and Holland & Knight served as Silvergate’s legal advisor. Architect Partners LLC served as financial advisor to Diem and O’Melveny & Myers LLP, Skadden, Arps, Slate, Meagher & Flom LLP, and Fenwick & West LLP served as Diem’s legal advisors.
About Silvergate
Silvergate Capital Corporation (NYSE: SI) is the leading provider of innovative financial infrastructure solutions and services for the growing digital currency industry. The Company’s real-time payments platform, known as the Silvergate Exchange Network, is at the heart of its customer-centric suite of payments, lending and funding solutions serving an expanding class of digital currency companies and investors around the world. Silvergate is enabling the rapid growth of digital currency markets and reshaping global commerce for a digital currency future.

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investors@silvergate.com

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